Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1/A, of our report dated March 5, 2009, relating to the financial statements of China Integrated Energy, Inc. (F/K/A China Bio Energy Holding Group Co., Ltd.) as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 which are included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, FL
October 5, 2009